EXHIBIT 2.2
AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is entered into this 5th day of August, 2005, by and between Ford Motor Company, a Delaware corporation (“Seller”), and PNP Commercial Acquisition, LLC (“Buyer”), a Delaware limited liability company and a wholly owned subsidiary of Norprop, Inc., one of the general partners of Pick-N-Pull Auto Dismantlers, a California general partnership. Buyer and Seller are each referred to herein as a “Party” and together as the “Parties.”

RECITALS

A.
Seller is the sole owner of 100% of all of the membership interests (the “Interests”) of GLA Real Estate Holdings, LLC (“GLARE”), which is engaged in the business of holding certain real property assets consisting of five parcels of land (as further defined in Section 4.1(f) herein, the “Real Property”), which are leased by Greenleaf Auto Recyclers, LLC, a Delaware limited liability company, as tenant (“Greenleaf”) under certain lease agreements dated June 4, 2003 (each a "Lease").

B.
Seller is the holder of (i) a certain Promissory Note and related credit documents dated June 4, 2003 executed by Tree Acquisition, L.P., a Delaware limited partnership (“Tree”) and Greenleaf, payable to Seller in the principal amount of $7,100,000, together with all accrued interest, fees, expenses, obligations, claims, rights and interests therein (the “Series A Junior Secured Note”) and (ii) a certain Promissory Note and related credit documents dated June 4, 2003 executed by Tree and Greenleaf, payable to the order of Seller in the original principal amount of $7,400,000, together with all accrued interest, fees, expenses, obligations, claims rights and interests therein (the “Series C Junior Secured Note” and, together with the Series A Junior Secured Note, the “Notes”).

C.
Prior to the Closing (as defined in Section 3.1 herein), Seller shall have entered into an agreement with Greenleaf (the “Note Modification Agreement”) in the form attached hereto as Exhibit B whereby the Series C Junior Secured Note shall be modified.

D.
In connection with this Agreement and the transactions contemplated hereby, Buyer is entering into a Unit Purchase Agreement of even date herewith pursuant to which it is agreeing to purchase from Tree all of the issued and outstanding units of membership interests of Greenleaf (the “Greenleaf Transaction”).

E.	Buyer desires to purchase from Seller the Assets (defined below) on the following terms and conditions.

F.	Seller desires to sell to Buyer the Assets on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the other agreements executed in connection herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.  Purchase and Sale of the Assets and Interests.

1.1.  Assets to be Transferred. At the Closing (defined below) on the Closing Date (defined below) and effective as of the Effective Time (defined below), Seller shall sell to Buyer and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets, described in the following clauses (a) and (b) (the “Assets”):

(a)  The Notes; and

(b)  The Interests.

Buyer hereby acknowledges that the sale of the Notes hereunder shall be on a non-recourse basis.

1.2.  Excluded Obligations. Buyer shall not assume or in any way be liable for the payment, performance or satisfaction of any liabilities or obligations of Seller except for (a) Seller’s obligations under the limited liability company agreement of GLARE and (b) Seller's obligations under the Notes.

2.  Purchase Price; Payment.

2.1.  Purchase Price. The Buyer shall pay to Seller Twenty One Million Five Hundred Thousand Dollars (U.S. $21,500,000) (the “Purchase Price”) in consideration of the Assets. Exhibit A hereto sets forth the allocation of the Purchase Price among the Assets, which allocation has been made in accordance with section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Buyer and Seller shall report and file Tax Returns (defined below), including, without limitation, IRS Form 8594, for all Tax purposes in a manner consistent with such allocation and shall take no position inconsistent therewith or contrary thereto unless required to do so by applicable law.

2.2.  Payment. On the Closing Date, Buyer shall deliver, by wire transfer of immediately-available funds, the Purchase Price to an account designated by Seller.

3.  Closing.

3.1.  Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. at the offices of Locke Liddell & Sapp, Dallas, Texas, or such other location as is mutually agreed upon by the Parties, on the date on which the Closing of the Greenleaf Transaction occurs (the “Greenleaf Closing”) or such other date as the Parties may mutually agree in writing (the “Closing Date”), effective simultaneously with the Greenleaf Closing (the “Effective Time”).

3.2.  Closing Costs. Except as set forth in this Section 3.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, Buyer shall (a) bear all real estate transfer taxes, recording fees, escrow fees and lot split costs, if and to the extent applicable, associated with the transactions contemplated by this Agreement and (b) pay for the ALTA surveys delivered to Buyer pursuant to Section 3.3(a)(iv).

3.3.  Closing Deliveries.

(a)  By Seller. Seller shall execute and/or deliver the following to Buyer on or before the Closing Date, all in form and substance reasonably acceptable to Buyer:

(i)  a bill of sale for the Notes;

(ii)  an assignment of the Interests;

(iii)  evidence of execution and delivery of the Note Modification Agreement;

(iv)  ALTA Surveys for each of the parcels of Real Property pursuant to the provisions of Section 5.4;

(v)  evidence of waiver or release of the rights granted to Tree in the Letter Agreement (as defined in Section 4.1(f);

(vi)  a certificate from Seller in the form attached hereto as Exhibit 3.3(a)(vi), certifying that the conditions contained in Section 6.1(b) and Section 6.1(c) have been satisfied;

(vii)  a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury regulations issued pursuant to section 1445 of the Code (defined below) stating that Seller is not a “Foreign Person” as defined in section 1445 of the Code;

(viii)  written resignations of the Officers of GLARE; and

(ix)  such further instruments and documents as Buyer may reasonably request to assure the full and effective sale to it of the Assets and the performance of Seller’s obligations hereunder.

(b)  By Buyer. Buyer shall execute and/or deliver the following to Seller on or before the Closing Date, all in form and substance reasonably acceptable to Seller:

(i)  the Purchase Price;

(ii)  a certificate of Buyer in the form attached hereto as Exhibit 3.3(b)(ii), certifying that the conditions contained in Section 6.2(c) and Section 6.2(d) have been satisfied; and

(iii)  such further instruments and documents as Seller may reasonably request to assure the full and effective sale to Buyer of the Assets and the performance by Buyer of Buyer’s obligations hereunder.

(c)  Books and Records. On or before the Closing Date, Seller shall have delivered the originals or photocopies of all books and records in the possession of Seller or any of its affiliates relating exclusively to GLARE that are not available at the Real Property to Buyer. The Parties shall cooperate fully with each other after the Closing so that each Party has access, for any proper purpose, to all books and records existing at the Closing Date which relate exclusively to GLARE or the Real Property prior to the Closing (whether such records are in the possession of Buyer or Seller). Following the closing, the Party in possession of any books or records existing at the Closing Date which relate exclusively to GLARE or the Real Property prior to the Closing shall use its reasonable efforts to not destroy such books or records for a period of six (6) years after the Closing Date without giving the other Party at least thirty (30) days’ prior written notice and permitting such Party to examine and remove such books and records prior to their destruction. Access to such books and records shall be during normal business hours and upon not less than two (2) days’ prior written request, and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

4.  Representations and Warranties.

4.1.  Seller’s Representations and Warranties. Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing to the extent set forth herein:

(a)  Organization, Qualification and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GLARE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer true, complete and correct copies of GLARE’s certificate of formation and limited liability company agreement as currently in effect. Seller is the sole holder of record and the beneficial owner of all of the Interests of GLARE. GLARE has all requisite company power and authority to own and lease the Real Property. Seller has not received any notices from any Government agency indicating that it does not have any authorizations, licenses and permits necessary and required in respect of its ownership of the Interests. GLARE is duly registered, licensed or qualified to do business as a foreign entity and is in good standing in the states, where such registration, licensure or qualification is required.

(b)  Ownership of the Interests. The authorized, issued and outstanding Interests of GLARE are set forth in Schedule 4.1(b). All voting rights in GLARE are vested exclusively in its units of membership interests, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the units of membership interests of GLARE. All of the issued and outstanding units of membership interests of GLARE are validly authorized and issued, fully paid and non-assessable. Except for Buyer’s rights pursuant to this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from Seller or GLARE any units of membership interests of GLARE or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of units of membership interests of GLARE. GLARE has no obligation to acquire any of its issued and outstanding units of membership interests or any other security issued by it from any holder thereof.

(c)  Authorization; Enforceability; Noncontravention. Seller has all necessary power and authority to enter into this Agreement (and all other agreements, instruments and certificates executed and delivered in connection herewith) and to carry out their terms, and will have taken by Closing all action necessary to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller, and each and every agreement, instrument and certificate contemplated by this Agreement to which Seller is a Party will be duly executed and delivered by Seller, and this Agreement and each such other agreement, instrument and certificate will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof and thereof, except as such enforceability may be subject to (i) any bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except for the Leases and other agreements set forth on Schedule 4.1(c), neither GLARE nor Seller is a party to any contracts or other binding agreements that relate to the Interests or the Real Property, and to the Knowledge of Seller, there are no Orders or Actions (each as defined below) that would prevent the carrying out of the transactions contemplated hereby or which do or would restrict or limit GLARE’s right to own and lease the Real Property. GLARE is a special purpose entity formed for the purpose of owning and leasing the Real Property to Greenleaf.

(d)  Undisclosed Liabilities. GLARE does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) that is not accrued, reserved against or disclosed in the financial statements of GLARE, other than liabilities incurred in the ordinary course of business and consistent with past practice arising from the ownership or leasing of the Real Property. The financial statements of GLARE are attached as Schedule 4.1(d).

(e)  Title to the Assets. Seller has good and marketable title to the Assets. Upon the Closing, good and marketable title to the Assets shall be vested in Buyer free and clear of all Liens. For purposes of this Agreement, “Lien” shall mean any lien, security interest, financing statement, mortgage, indenture, deed of trust, pledge, charge, adverse claim, or other encumbrance. No consent or permit from any third Party is necessary to transfer the Assets, and there exists no restriction on the transfer of the Assets or the consummation of the transactions contemplated hereby.

(f)  Real Property.

(i)  Set forth on Schedule 4.1(f)(i) is a list of the real property owned by GLARE (the “Real Property”), together with the address of each parcel of Real Property. GLARE owns no assets other than the Real Property. Neither Seller nor GLARE has encumbered the Real Property with a mortgage, deed of trust, indenture or other security interest or failed to timely pay any income Tax that has or would give rise to a Lien for Taxes being placed against the Real Property.

(ii)  GLARE is not the lessee of any real property.

(iii)  Other than the leasehold interests in the Real Property held by Greenleaf, GLARE is not the lessor of any real property. Except as set forth on Schedule 4.1(f)(iii), to Seller’s Knowledge, there is no pending or threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property.

(iv)  Other than the leasehold interests in the Real Property held by Greenleaf, neither Seller nor GLARE has granted any leases, subleases, options, rights of first refusal, licenses, easements, concessions or other agreements, written or oral, granting to any person or entity the right to use or occupy any portion of the Real Property, other than that certain letter agreement between GLARE and Tree dated as of June 4, 2003 (the “Letter Agreement”) (which shall have been released or waived as of Closing).

(g)  Compliance with Laws and Constituent Documents. Except for any items that GreenLeaf is responsible for under the terms of the applicable leases, to Seller’s Knowledge GLARE is not in violation of, or subject to a claim of remedial or similar obligation under, any applicable order, judgment, injunction, award, decree or writ (collectively, “Orders”), or any applicable law, statute, code, ordinance, injunction, rule, regulation or other requirement (collectively, “Laws”), of any government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, “Government”); neither Seller nor GLARE has received written notice that any such violation is being or may be alleged; GLARE is not nor has it been in default under or in breach or violation of any provision of its certificate of formation or limited liability company agreement (or equivalent documents).

(h)  Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Government or regulatory authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(i)  Litigation. There is no, and since June 4, 2003 there has not been any, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an “Action”) pending or, to Seller’s or GLARE’s knowledge, threatened, anticipated or contemplated against Seller with respect to the Interests or GLARE involving the Real Property, or any of GLARE’s members, officers, agents, or other personnel in their capacity as such, including, without limitation, any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

(j)  Tax Matters.

(i)  GLARE has timely and properly filed all Income Tax returns (including any information return), reports, statements, schedules, notices, forms,

declarations, claims for refund and other documents or information required to be filed by it (the “Income Tax Returns”). All such Income Tax Returns are true, accurate and complete.

(ii)  All Income Taxes due and owing by GLARE have been timely and fully paid.

(iii)  GLARE is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(iv)  Definitions. “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Government, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity. “Income Tax” means any income, gross receipts, windfall profit, franchise, alternative, add-on minimum and other income tax, of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any income tax authority, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the Income Tax liability of any other person or entity.

(k)  Environmental. Buyer acknowledges and agrees that, as between Seller and Buyer, Buyer is purchasing GLARE and taking the Real Property in its “as-is” condition as to environmental matters and Buyer is solely relying on its investigation of the physical and environmental condition of the Real Property. Seller makes no representations or warranties as to the adequacy or accuracy of any Phase I Environmental Reports or any other environmental information about the Real Property provided by Seller.

(l)  Records. The books of account, minute books, purchase and sale records (collectively, the “Records”) of GLARE are true, complete and accurate in all material respects, and there have been no transactions involving GLARE or the Real Property that properly should have been set forth therein and have not been accurately so set forth. True, complete and accurate copies of the Records have been made available to Buyer.

(m)  Brokers. Seller has not entered into nor will Seller enter into any agreement, arrangement or understanding with any person or firm that will result in the obligation of Buyer to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(n)  Employment Matters. GLARE has no employees or employee benefit plans.

Seller acknowledges that the foregoing warranties and representations are material and are being relied upon by Buyer (the continued truth and accuracy of which shall constitute a condition precedent to Buyer’s obligations hereunder). Seller represents and warrants to, and covenants with Buyer that Seller’s representations and warranties set forth in this Section 4.1 will be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects) as of the Closing Date. Seller agrees to take no voluntary and intentional actions or omissions to act, which would cause any of Seller’s representations or warranties contained in this Agreement to become untrue. If, after the date hereof and prior to the Closing Date, Seller becomes aware that any of its representations or warranties are, or have become, untrue (whether occurring before or after the date hereof), with or without the voluntary and intentional act or omission to act of Seller, then Seller shall promptly give written notice of such fact to Buyer. In such event, Buyer may, in Buyer’s sole and absolute discretion but without obligation to do so, terminate this Agreement, in which event this Agreement shall automatically terminate and none of the Parties shall thereafter have any further obligations or liability under this Agreement, except as otherwise expressly provided herein; provided that, if Buyer does not terminate this Agreement as a result of such notice, any related breach of representation and warranty shall be deemed cured or waived.

4.2.  Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

(a)  Corporate Organization, Qualification and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and use its assets and to conduct its business.

(b)  Authorization; Enforceability; Noncontravention. Buyer has all necessary power and authority to enter into this Agreement (and all other agreements, instruments and certificates executed and delivered in connection herewith) and to carry out their terms, and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and each and every agreement, instrument and certificate contemplated by this Agreement to which Buyer is a party will be duly executed and delivered by Buyer and this Agreement and each such other agreement, instrument and certificate will be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof and thereof, except as such enforceability may be subject to (i) any bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Buyer is not a party to or bound by any agreement or any order or requirement of any Government body which would restrict or limit its ability to perform its obligations hereunder.

(c)  No Brokers. Buyer has not entered into nor will Buyer enter into any agreement, arrangement or understanding with any person or firm that will result in the obligation of Seller to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(d)  Acquisition of Interests for Investment. Buyer is not acquiring the Interests with any present intention of distribution or selling such Interests in violation of federal, state or other securities laws. Buyer expressly agrees not to sell or otherwise dispose of the Interests in violation of any federal, state or other securities laws.

(e)  Purchase of Notes. Buyer acknowledges that it will be purchasing the Notes from Seller on a non-recourse basis and that Seller (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Notes or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Note or any other instrument or document furnished pursuant thereto; and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Tree or GreenLeaf or the performance or observance by Tree or GreenLeaf of any of their respective obligations under the Notes or any other instrument or document furnished pursuant thereto. In addition, Buyer confirms that it has received a copy of the Notes and such other documents and information (including financial information relating to Tree and GreenLeaf) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Notes, independently and without any reliance upon any representation, warranty or certification of Seller, or any affiliate of Seller, except as expressly set forth in this Agreement.

Buyer acknowledges that the foregoing warranties and representations are material and are being relied upon by Seller (the continued truth and accuracy of which shall constitute a condition precedent to Seller’s obligations hereunder). Buyer represents and warrants to, and covenants with Seller that Buyer’s representations and warranties set forth in this Section 4.2 will be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects) as of the Closing Date. Buyer agrees to take no voluntary and intentional actions or omissions to act, which would cause any of Buyer’s representations or warranties contained in this Agreement to become untrue. If, after the date hereof and prior to the Closing Date, Buyer becomes aware that any of its representations or warranties are, or have become, untrue (whether occurring before or after the date hereof), with or without the voluntary and intentional act or omission to act of Buyer, then Buyer shall promptly give written notice of such fact to Seller. In such event, Seller may, in Seller’s sole and absolute discretion but without obligation to do so, terminate this Agreement, in which event this Agreement shall automatically terminate and neither Party shall thereafter have any further obligations or liability under this Agreement, except as otherwise expressly provided herein, provided that; if Seller does not terminate this Agreement as a result of such notice, any related breach of representation and warranty shall be deemed cured or waived.

5.  Covenants.

5.1.  Modification of Note. Prior to the Closing Seller shall enter into the Note Modification Agreement.

5.2.  Conduct Until Closing. During the period between the date this Agreement is executed and the Closing Date (the “Interim Period”), Seller shall cause GLARE to, at Seller’s or GLARE’s cost, not enter into any transaction outside the ordinary course of business or terminate, amend, modify or extend any existing lease.

5.3.  Investigation by Buyer. During the Interim Period, Seller shall allow Buyer or Buyer's agents and representatives, during regular business hours and such other times as Buyer may reasonably request, to make such investigation of GLARE, the Assets, the Real Property, and all books and records relating thereto, and to conduct such examinations as Buyer deems necessary or advisable to familiarize itself therewith, including, without limitation, such environmental studies and sampling as Buyer reasonably deems advisable to determine the environmental conditions at the Real Property; to identify any facts, matters or conditions that Buyer may deem material; and to verify the representations and warranties of Seller hereunder.

5.4.  Title Matters. Seller shall be responsible for securing an ALTA survey for the Real Property certified to Buyer and satisfying such requirements as Buyer shall require, at Buyer’s expense. Seller will provide copies of any such ALTA survey to Buyer, as well as copies of any other due diligence materials created or acquired from third parties. Seller shall be responsible for securing, at Seller’s expense, the standard coverage title insurance and shall utilize LandAmerica for the title work. Any endorsements above the standard endorsements to the title insurance policy shall be Buyer’s responsibility.

5.5.  Consents. Seller will, as soon as possible, take all action required to obtain all consents, approvals and agreements of, and to give all notices and make any filings with, any third parties, including Government bodies, necessary to authorize, approve or permit the sale of the Assets.

5.6.  Possession. Possession of the Assets shall be delivered to Buyer on the Closing Date. On the Closing Date, Seller shall deliver to Buyer keys to all locks for the facilities located on the Real Property in the possession of Seller, GLARE or Seller’s or GLARE’s agents or employees.

5.7.  Risk of Loss. To the extent that there is a loss or damage to the Real Property by fire, flood or other casualty that is not the responsibility of GreenLeaf under the relevant Lease (whether by required insurance or otherwise), such risk of loss shall be borne by Seller up to the Effective Time. In the event of any such loss or damage prior to the Effective Time, Seller shall either (1) promptly pay to Buyer any amount equal to the fair market value of such loss or damage, or (2) promptly replace or repair such loss or damage to Buyer's satisfaction, and in any event within a commercially reasonable period.

5.8.  Tax Covenants.

(a)   All sales, use, transfer, documentary, registration and other similar Taxes (other than Income Taxes of Seller) and fees (including any penalties and interest), if any, incurred in connection with the transfer of the Assets shall be borne by Buyer. Seller shall prepare or cause to be prepared and timely file any Tax Returns required to be filed in connection with any such Taxes, and Buyer shall cooperate with Seller in such preparation.

(b)  All Income Taxes applicable to or payable by GLARE in respect of any Tax periods ending on or before the Effective Time are the responsibility of and shall be paid by Seller.

(c)  From and after the Closing Date until the applicable statute of limitations expires, to the extent reasonably requested by the other Party, and at the requesting Party’s expense, Seller and Buyer shall assist and cooperate with the other in the preparation and filing of any Tax Return described in this Section 5.8 and shall assist and cooperate with the other in preparing for any disputes, audits or other litigation relating to Taxes for which the other Party is responsible pursuant to this Agreement. Any Income Tax audit or other Income Tax proceeding relating to the Income Taxes of GLARE shall be deemed to be a third-party claim subject to the procedures set forth in Section 7.5 of this Agreement.

5.9.  Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute all documents, instruments or conveyances of any kind that may be reasonably required to make effective the transactions contemplated hereby.

6.  Conditions to Closing.

6.1.  Buyer's Conditions to Closing. Buyer’s obligation to proceed with the Closing is subject to the satisfaction of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

(a)  The simultaneous consummation of the Greenleaf Transaction.

(b)  Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, except for modifications to any representation or warranty which may have been agreed to in writing by Buyer.

(c)  Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date including delivery of the documents required by Section 3.3(a).

(d)  Buyer shall have completed its due diligence review of GLARE and the Real Property, and in its sole discretion, shall be satisfied with the results of such due diligence review.

(e)  During the Interim Period no Order of any Government shall have been made, which would impose any limitations or conditions that prohibits or prevents the consummation of the transactions contemplated by this Agreement.

(f)  All filings required under this Agreement to be made by GLARE with Government authorities shall have been made and any necessary authorizations, consents or approvals required from such Government authorities to consummate this Agreement shall have been obtained and shall be in full force and effect.

(g)  On the Closing Date, there shall exist no valid Order which prohibits or prevents, and no Action shall have been instituted or be threatened that seeks to prohibit or prevent, the consummation of the transactions contemplated by this Agreement.

6.2.  Seller’s Conditions to Closing. Seller’s obligation to proceed with the Closing is subject to the satisfaction of the following conditions precedent, any of which may be waived in whole or in part by Seller:

(a)  The simultaneous consummation of the Greenleaf Transaction.

(b)  The simultaneous execution of the Working Capital Increase Agreement with Tree in form attached hereto as Exhibit 6.2(b).

(c)  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, except for modifications to any representation or warranty, which may have been agreed to in writing by Seller.

(d)  Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date including delivery of the Purchase Price and the documents required to be delivered by Buyer pursuant to Section 3.3(b).

(e)  On the Closing Date, there shall exist no valid Order which prohibits or prevents, and no Action shall have been instituted or be threatened that seeks to prohibit or prevent, the consummation of the transactions contemplated by this Agreement.

7.  Indemnification.

7.1.  Survival of Representations, Warranties, Covenants and Agreements.

(a)  Except as otherwise explicitly provided herein, all covenants and agreements in this Agreement and all representations, warranties, covenants and agreements in any certificate, agreement, instrument or other document delivered in connection with this Agreement shall terminate on the Closing Date; provided that, the covenants and obligations contained in Sections 5.8, 5.9, 7.1 7.2, 7.3, 7.4, 7.5 and Sections 8.1 - 8.22 shall survive the Closing Date until the expiration of the applicable statute of limitations.

(b)  All representations and warranties contained in this Agreement shall survive the Closing Date for a period of 18 months; provided that, the representations and warranties contained in Section 4.1(a) (Corporate Organization, Qualification and Power), Section 4.1(c) (Authorization; Enforceability; Noncontravention), Section 4.1(e) (Title to the Assets), Section 4.1(j) (Tax Matters); Section 4.1(a) (Corporate Organization, Qualification and Power), Section 4.1(c) (Authorization; Enforceability; Noncontravention), Section 4.2(d) (Acquisition of Interests for Investment), and Section 4.2(e) (Purchase of Notes) shall survive the Closing Date until the expiration of the applicable statutes of limitation, including any suspensions, tollings or extensions thereof.

7.2.  By Seller. With respect to any notice of claim from Buyer delivered in writing to Seller no later than twenty (20) days following the expiration of the applicable survival period provided in Section 7.1, if Closing is consummated Seller agrees to indemnify, defend and hold Buyer and its affiliates, including their respective shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents (collectively, the “Buyer Indemnified Persons”) harmless from and against, any loss, cost, liability, claim, expense, penalty or fine, including reasonable attorneys’ fees, without regard to whether litigation is commenced (in all, “Indemnified Losses”) suffered or incurred, directly or indirectly, as a result of:

(a)  any breach by Seller of any of Seller’s representations or warranties contained in this Agreement;

(b)  any breach by Seller of any of Seller’s covenants or obligations contained in this Agreement; and

(c)  any Income Taxes (or the non-payment thereof) of GLARE, including its liability, if any (for example by reason of transferee liability or application of Treasury regulation section 1.1502-6) for the Taxes of others, for all Tax periods or portions thereof, ending on or before the Effective Time.

7.3.  By Buyer. With respect to any notice of claim from Seller delivered in writing to Buyer no later than twenty (20) days following the expiration of the applicable survival period provided in Section 7.1 , if Closing is consummated Buyer agrees to indemnify, defend and hold Seller and its affiliates, including their respective shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents (collectively, the "Seller Indemnified Persons"), harmless from and against any Indemnified Losses suffered or incurred, directly or indirectly, as a result of a breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement.

7.4.  Limitations on Indemnity. A Party seeking indemnification hereunder shall take commercially reasonable measures to mitigate its Indemnified Losses, and upon payment therefore, the Indemnifying Party shall be subrograted to any rights of the Indemnified party against all third parties in respect of such Indemnified Losses. Seller shall have no obligation to indemnify Buyer Indemnified Persons in respect of Indemnified Losses under Section 7.2 in excess of $1,060,000 (the “Indemnity Cap”); provided, however, that the foregoing Indemnity Cap shall not apply in any manner whatsoever to Seller’s indemnification obligations under Section 7.2 for any breach of the representations and warranties contained in Section 4.1(a) (Corporate Organization, Qualification and Power), Section 4.1(c) (Authorization; Enforceability; Noncontravention), Section 4.1(e) (Title to the Assets), Section 4.1(j) (Tax Matters), or Section 4.1(m) (Brokers).

7.5.  Notice of Claim. A Party seeking indemnification hereunder shall promptly notify the other Party in writing of the existence of any matter to which the indemnification obligations would apply; provided, however, that the right of a Party to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the other Party is actually prejudiced thereby. The indemnified Party shall give the indemnifying Party a reasonable opportunity to defend a third-party claim at its own expense and with counsel of its own selection; provided that the indemnified Party shall at all times also have the right to fully participate in the defense at its own expense.

8.  Miscellaneous.

8.1.  Entire Agreement. This Agreement and the Schedules and Exhibits hereto (as executed at the Closing) constitute the entire agreement between the Parties, all oral agreements being merged herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein or in the Schedules and Exhibits hereto (as executed at the Closing).

8.2.  Amendment. The provisions of this Agreement may be modified at any time only by written agreement of the Parties

8.3.  Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the Party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.4.  Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by any Party hereto without the prior written consent of the other Party, except that (i) Buyer shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Buyer or by the affiliates of Buyer, provided that Buyer shall not be relieved of its obligations hereunder, and (ii) Seller shall have the right to assign its right to receive payments, but not its obligations, hereunder.

8.5.  Succession. Subject to any contrary provisions contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective Parties.

8.6.  Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any Party to this Agreement.

8.7.  Specific Performance. Each Party’s obligations under this Agreement are unique. The Parties each acknowledge that, if any Party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting Party, in addition to any other available rights or remedies available to it at law or in equity, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate.

8.8.  Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by facsimile or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the Parties at the addresses set forth on the signature page hereto or at the most recent address specified by the addressee through written notice under this provision. A copy of all notices to Buyer shall be sent to Buyer’s address to the attention of the Chief Financial Officer. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

8.9.  Legal Fees. If the services of counsel are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, each Party shall be responsible for their own attorneys’ fees, costs and other expenses.

8.10.  Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

8.11.  Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

8.12.  Severability. If any provision of this Agreement is held to be invalid or unenforceable under applicable Law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such holding shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement is held to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable Law and enforced as so limited.

8.13.  Governing Law. The rights and obligations of the Parties and the interpretation and performance of this Agreement shall be governed by the laws of the State of Michigan, without reference to its choice of law rules.

8.14.  Exhibits and Schedules. All Exhibits and Schedules to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

8.15.  Time. Time is of the essence with respect to this Agreement.

8.16.  Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

8.17.  Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies available at law or in equity; provided that in no event shall any Party be liable to the other for lost profits, consequential or punitive damages; provided further that, in the event of the termination of this Agreement, neither Party shall have any liability to the other unless such termination is the result of a willful or intentional breach by such Party.

8.18.  Additional Documents. From time to time prior to and after the Closing, Buyer and Seller shall execute and deliver such instruments of transfer and other documents as may be reasonably requested by the other Party to carry out the purpose and intent of this Agreement.

8.19.  Construction. Buyer and Seller hereby acknowledge and agree that (i) each Party to this Agreement is of equal bargaining strength, (ii) each Party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each Party has consulted or has had the opportunity to consult with such Party’s own independent counsel, and such other professionals as such Party deems appropriate relative to any and all matters contemplated under this Agreement, (iv) each Party and such Party’s counsel and advisors have reviewed this Agreement and, following such review, each Party agrees to enter into this Agreement, and (v) any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement, or any portions hereof or any amendments hereto.

8.20.  Knowledge. For purposes of this Agreement, “Knowledge” of GLARE or Seller shall mean (i) the actual awareness of the individuals set forth on Schedule 8.20. The words “know,”“knowing,”“known,” and “aware” shall be construed accordingly.

8.21.  Press Releases and Announcements. Neither Party to this Agreement will directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice or press release with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party to this Agreement; provided that any Party to this Agreement may make any public announcement or disclosure which is required by Law, NASDAQ rules or the disclosure policies of Buyer’s corporate parent, with the understanding that the Parties will provide as little disclosure under these circumstances as the law requires; provided, however, that the Parties agree that the corporate parent of Buyer may make additional disclosure and file this Agreement with the U.S. Securities and Exchange Commission (“SEC”) as required by applicable law and SEC rules.

8.22.  Confidentiality. The Parties covenant that any Confidential Information relating to businesses operated by either Buyer or Seller, as the case may be (the “Disclosing Party”), and received or otherwise discovered by the other Party (the “Receiving Party”) prior to the Closing shall be maintained in confidence for a period of at least three years following Closing and shall not be disclosed or used by such Receiving Party or its representatives without the Disclosing Party’s prior written consent, unless such information is (i) otherwise publicly available, (ii) required to be disclosed pursuant to judicial order, regulation or law, or (iii) required to be disclosed by the rules of a securities exchange on which either Party may from time to time be listed. In the event that the Receiving Party or any of its representatives becomes legally compelled to disclose any such information or documents as referred to in this Section, the Receiving Party shall use reasonable efforts to provide the Disclosing Party with prompt written notice before such disclosure, so that the Disclosing Party can either seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 8.22 or both.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BUYER:	SELLER:

PNP COMMERCIAL ACQUISITION, LLC	FORD MOTOR COMPANY

By: /s/ Tom Klauer Name: Tom Klauer Title: President	By: /s/ Kathryn S. Lamping Name: Kathryn S. Lamping Title: Assistant Secretary

Address:	Pick-N-Pull Auto Dismantlers	Address:	World Headquarters
	7590 Stockton Blvd.		One American Road
	Sacramento, CA 95823		Dearborn, Michigan 48126-2798
	Attention: Seth Robinson		Attention: Corporate Secretary
	Facsimile: (916) 681-2284		Facsimile: (313) 248-8713